Exhibit 99.2

FOR IMMEDIATE RELEASE

Broadwing Corporation Announces Pricing of $150 Million of 20-Year Convertible Debentures

AUSTIN, TX (May 10, 2006) – Broadwing Corporation (NASDAQ: BWNG) today announced the pricing of a private placement of $150.0 million aggregate principal amount of its 3.125% Convertible Senior Debentures due 2026 (“Convertible Debentures”) to be issued to qualified institutional buyers pursuant to Rule 144A and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act of 1933. In addition, Broadwing has granted the initial purchasers of the Convertible Debentures a 30-day option to purchase up to an additional $30.0 million of its Convertible Debentures.

The Convertible Debentures will be convertible into Broadwing’s common stock at a fixed conversion rate of 60.2410 shares per $1,000 principal amount of Convertible Debentures (equivalent to an initial conversion price of approximately $16.60 per share, which represents a 25% premium based on a closing price of $13.28 on May 9, 2006), subject to adjustment in certain circumstances. In addition, the Convertible Debentures will accrue interest at a rate 3.125% per annum payable semi-annually in cash. Broadwing intends to use the net proceeds from the sale of the Convertible Debentures for general corporate purposes.

The Convertible Debentures will be redeemable at Broadwing’s option on or after May 15, 2013, at a redemption price equal to 100% of the principal amount of the Convertible Debentures being redeemed plus accrued and unpaid interest. The Convertible Debentures will be subject to repurchase at the option of holders on May 15, 2013, May 15, 2016 and May 15, 2021, and upon the occurrence of certain designated events at a repurchase price equal to 100% of the principal amount of the Convertible Debentures being repurchased plus accrued and unpaid interest.

The Convertible Debentures will be guaranteed on a senior basis by certain of Broadwing’s domestic subsidiaries.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made within the United States only to qualified institutional buyers. The debentures, the guarantees and the shares of common stock issuable upon conversion of the debentures being offered have not been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

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Broadwing Corporation Announces Pricing of $150 Million of 20-Year Convertible Debentures

About Broadwing Corporation

Broadwing Corporation, through its consolidated subsidiary Broadwing Communications, LLC, delivers innovative data, voice, and media solutions to enterprises and service providers. Enabled by its one-of-a-kind, all-optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. For more information, visit www.broadwing.com.

Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.

Investor Note Regarding Forward-Looking Statements

Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.

Investor Contact:

Dawn Benchelt

Phone: (866) 426-7847

Investorinformation@broadwing.com